Exhibit 99.1
News
Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141
P.O. Box 66760
St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555
Investors: Susannah Livingston (314) 674-8914
Solutia Announces Completion of $1,150 Million
Senior Secured Credit Facility
Agreement lowers interest costs and extends debt maturities
ST. LOUIS, March 17, 2010 — Solutia Inc. (NYSE: SOA) announced today that it has successfully closed a new $1,150 million senior secured credit facility (“Credit Facility”), consisting of an $850 million term loan B (“Term Loan”) maturing in 2017 and a $300 million revolving credit facility (“Revolver”) maturing in 2015. The Term Loan was issued at 99.5% of the principal amount and initial pricing is LIBOR plus 3.25 percent with a 1.50 percent floor, for a current coupon of 4.75 percent versus 7.25 percent under Solutia’s existing term loan. Initial pricing on the Revolver is LIBOR plus 3.50 percent, with no LIBOR floor. Additionally, the interest spread on the Term Loan and Revolver is subject to a step-down based on net leverage as defined in the Credit Facility. The Credit Facility is guaranteed by Solutia’s material U. S. subsidiaries.
The proceeds of the new Term Loan and existing cash on the balance sheet will be used to repay Solutia’s existing $876 million term loan. The Revolver will replace Solutia’s existing asset backed revolver, will be undrawn at close and will provide additional liquidity for the company.
“We are pleased that the refinancing will significantly lower interest costs, extend our earliest debt maturities into 2015, and increase both operational and strategic flexibility,” said James M. Sullivan, executive vice president and chief financial officer. “Given the strong interest in the Term Loan, we were able to upsize it from $750 million to $850 million at attractive rates with the additional proceeds used to improve the funded status of our frozen U.S. pension plan and to bolster liquidity in support of our strategic growth plans.”

Deutsche Bank Securities Inc., Jefferies Finance LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as joint lead arrangers and joint bookrunners on the refinancing.
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Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia’s ability to raise additional funds which is subject to market conditions. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at http://www.solutia.com/. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex(R) interlayer for laminated glass; CPFilms(R) aftermarket window films sold under the LLumar(R) brand and others; and technical specialties including the Flexsys(R) family of chemicals for the rubber industry, Skydrol(R) aviation hydraulic fluid and Therminol(R) heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,400 employees in more than 50 locations. More information is available at http://www.solutia.com/.
Source: Solutia Inc.
St. Louis
3/17/10